Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Goodrich Petroleum Corporation:

We consent to the incorporation by reference in the registration statements (No. 333-133431, No. 333-141862, No. 333-145339 and No. 333-151352) on Form S-3 and (No. 333-01077, No. 333-120425, No. 333-120427 and No. 333-138156) on Form S-8 of Goodrich Petroleum Corporation of our report dated March 13, 2008 except for Note 17, as to which the date is September 16, 2009, with respect to the consolidated statements of operations, cash flows, stockholders’ equity, and comprehensive income (loss) of Goodrich Petroleum Corporation for the year ended December 31, 2007, which report appears in the December 31, 2009 annual report on Form 10-K of Goodrich Petroleum Corporation.

Our report refers to a change in the method of accounting for convertible debt instruments.

/s/ KPMG LLP

Houston, Texas
February 26, 2010